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                                                                    Exhibit 10.2


                                                                  March 15, 1999

                           MEMORANDUM OF UNDERSTANDING

     This Memorandum of Understanding, dated March 15, 1999 between David Taylor ("Consultant"), and Primark Corporation, a Michigan corporation ("Primark"), is intended to set forth an interim agreement among the parties in respect of the consultancy arrangement contemplated by the parties and the related financial and other arrangements among the parties respect thereto. Although this Memorandum of Understanding is intended as an interim agreement among the parties, the terms described below are intended to form the basis of a more definitive agreement or agreements among the parties hereto, incorporating the terms hereof, and each party hereto agrees to proceed in good faith to complete such definitive agreement or agreements.

     The following sets forth a summary of the agreements in principle among the parties:

     A. Consultancy services - general. The parties acknowledge that Consultant will provide an average of two days per week (exclusive of time provided as a member of the Primark board of directors), or other such amount as may be agreed by the parties from time to time, effective as of 1 April 1999. Consultant will be a Strategic Consultant, with a global brief, and will report to the Chairman and CEO of Primark. Primark acknowledges that Consultant has advised Primark that he will be a resident of Monaco as of 1 April 1999.

     B. Personal Services Company. The parties agree that Consultant will provide his services through a professional services company.

     C. Compensation. Except as otherwise provided in Section C below, and assuming approximately 100 days of consulting services per year, Primark will pay Consultant (pound)100,000 annually without additional benefits. The parties agree that payment is to be made quarterly in arrears by Primark promptly after receipt of an invoice by Consultant's services company. Invoices for services will be directed to Primark's executive offices in the United States.

     D. Benefits. Primark will pay Consultant an annual first-year bonus of (pound)50,000, of which (pound)25,000 is guaranteed to Consultant, the remainder of which will be performance related, based upon specific goals which remain to be determined by the parties. This performance related bonus will be paid as soon as practical after March 31, 2000. Thereafter, Primark will pay Consultant a (pound)25,000 performance-based bonus as soon as practical after each subsequent anniversary date. In addition, Primark will grant Consultant an option to purchase 10,000 shares of Primark stock at fair market value, vesting over a three-year period. Such option would be in addition to any options granted in Consultant's capacity as a board member of Primark.


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     E. Board of Directors. The parties acknowledge that any arrangement whereby
Consultant becomes a member of Primark's board of directors is separate and independent from the proposed consultancy. Primark acknowledges that the consultancy shall not affect Consultant's standard remuneration and benefits as a director.

     F. Expenses. Consultant agrees to provide his own office and services, including telephones, faxes, Internet, postage, etc., together with regular travel in continental Europe; provided, however, that Consultant reserves the right to invoice for extraordinary expenses on a reasonable basis upon agreement of the parties. In return Primark agrees to pay a flat rate of (pound)25,000 per annum paid quarterly in arrears rather than having an out-of-pocket expense reimbursement policy. The parties acknowledge that at the request of Primark, Consultant will travel business class at Primark's expense outside Europe when on Primark business.

     G. Term. The parties agree that the initial term of the consultancy Agreement will be twelve months, and may continue on the same terms for an additional twelve months or may be terminated by either party giving three months written notice.

     H. Indemnification. The parties agree that the definitive agreement shall include a provision whereby Primark indemnifies Consultant for claims that arise in connection with services provided by Consultant for the benefit of Primark, except under circumstances where it is adjudicated that Consultant acted in a willfully reckless or grossly negligent manner.

     I. Independent Contractor. Consultant's relationship to Primark will be that of an independent contractor. Consultant is not an agent, employee or legal representative of Primark for any purpose and has no authority to act for, bind or commit Primark.

     The parties have signed below as of the date first written above to acknowledge their binding interim agreement set forth above and to evidence their intent to move forward in good faith to complete more detailed definitive agreements relating to the same.



/s/ David Taylor
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David Taylor


Primark Corporation


By: /s/ Joseph E. Kasputys
Name: Joseph E. Kasputys
Title: Chairman, President & CEO